Exhibit 10.1

EMPLOYMENT AGREEMENT

          This Employment Agreement (the “Agreement”) is entered into as of November 1,  2021 by and between John Stark Electric, Inc.,  a New Hampshire corporation (the “Company”), and the undersigned employee of the Company (the “Employee” and together with the Company, each a “Party” and together the “Parties”).  This Agreement consists of this Agreement and its exhibits.

The Company wishes to employ Employee in the position of set forth on Exhibit A hereto, and the  Employee wishes to serve in such capacity; and

The Company and Employee desire to set forth the terms and conditions of Employee’s employment with the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and Employee agree as follows:

1.          Term.  Unless sooner terminated in accordance with Section 4 hereof, the term of this Agreement (the “Initial Term”) shall commence on the Effective Date and continue until the end date of the Initial Term date as specified on Exhibit A hereto.   This Agreement may be renewed upon mutual consent of the parties in writing for additional one (1) year periods (or such other term as mutually agreed by the parties in writing) (each a “Renewal Term”, and together with the Initial Term, the “Employment Period”). If either Party does not intend to negotiate a renewal of this Agreement at the end of the Term, such Party shall give the other Party written notice of such intention at least sixty (60) days prior to the expiration of the current term.

2.	Position and Duties.

a.          Employee will serve as an employee of the Company in the position and having the title set forth on Exhibit A hereto and will have duties and obligations detailed on Exhibit A. In such capacity, Employee will have the normal duties, responsibilities, and authority of such position, and will report to and be subject to the authority of their reporting persons identified on Exhibit A hereto.

b.          During the Employment Period, the Employee is generally expected to work an average number of weekly hours as provided for on Exhibit A, and except as detailed on Exhibit A, the Employee will devote substantially all of Employee’s business time and attention to the performance of Employee’s duties under this Agreement and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services or Employee’s exercise of judgment in the Company’s best interests, either directly or indirectly, without the prior written consent of the Company in each instance, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Employee is permitted to: (i) act or serve as a director, trustee, committee member or volunteer of any type of business, civic, or charitable organization, as long as such activities do not compete with the business of the Company, interfere with the performance of the Employee’s duties to the Company or interfere with Employee’s exercise of judgment in the Company’s best interests; and (ii) purchase or own less than three percent (3%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.

c.          Employee represents and warrants to the Company that Employee’s acceptance of employment with the Company and the performance of Employee’s duties under this Agreement will not conflict with or result in a violation of any contract, agreement, or understanding to which Employee is a party or is otherwise bound, including without limitation any non-solicitation, non- competition or other similar covenant or agreement with a prior employer.  Employee represents and warrants that in connection with Employee’s employment with the Company, Employee will not use any third party confidential or proprietary information Employee may have obtained in connection with employment with any prior employer or otherwise.

d.          During the Employment Period and for a period of three years thereafter, the Company will insure Employee under a directors and officers insurance policy in amounts, and on terms and conditions, no less favorable than those policies made available by the Company to any similarly situated Employee and/or member of the Board of Directors (the “Board”) of the Company’s parent company entity, iSun, Inc. (the “Parent Company”).

3.	Compensation.

a.          Base Salary and Bonus. The Company will pay Employee a minimum annual base salary (the “Base Salary”) as set forth on Exhibit A, which will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) on an annual basis for purposes of establishing any increase to the Base Salary for each succeeding year. The Base Salary will be payable in accordance with the Company’s payroll schedule and applicable wage payment laws, but no less frequently than monthly.

b.          Bonus. In the sole discretion of the Compensation Committee or the Board, Employee may be eligible to receive a cash bonus (the “Bonus”), based on the achievement of Company performance goals established by the Board or the Compensation Committee, within the measurement period established by the Board or the Compensation Committee (the “Bonus Period”). The Bonus, if any, will be paid on the date that bonuses are paid to similarly situated Employees, or if no such date has been established, within sixty (60) days after the end of the applicable Bonus Period.

c.          Equity Awards. Employee shall be eligible to participate in the equity incentive plan outlined on Exhibit B.  Any vesting of such equity incentives will be subject to acceleration if the Employee is terminated without Cause (as defined below) or resigns for Good Reason (as defined below).

d.          Benefits. During the Employment Period, Employee will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated Employees of the Company to the extent consistent with applicable law and the eligibility of Employee under the terms of the applicable Employee Benefit Plans.  The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. The Employee shall also be entitled to those specific benefits listed on Exhibit A.

e.          Company Property.  During the term of Employee’s employment, Employee will be entitled to use of a Company-provided cellular telephone and laptop computer, and other fringe benefits and perquisites consistent with those provided to similarly situated Employees of the Company.  Employee acknowledges that all equipment provided by the Company, including the Company provided vehicle, will remain Company property during the Employment Period and thereafter.

f.          Vacation; Paid Time Off. During the Employment Period, Employee will be entitled to twenty (20) paid days per calendar year (prorated for partial years) of combined vacation and other paid time off, in accordance with the Company’s policies as in effect from time to time and as required by applicable law.

g.          Business Expenses. Employee will be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with the Company’s then-current expense reimbursement policies and procedures, including submission of receipts in form as then required by the Company.

4.          Termination of Employment. The Employment Period and Employee’s employment may be terminated by either the Company or Employee at any time and for any reason or for no particular reason. Upon termination of Employee’s employment during the Employment Period, or expiration of the Employment Period, Employee will be entitled to the compensation and benefits described in this Section 4 and will have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

a.          For purposes of this Agreement, “Cause” will mean:

i.          Employee’s engagement in dishonesty, fraud, or misconduct materially injurious to the Company or demonstrably injurious to the Company’s reputation, including without limitation: submission of false claims for material expense reimbursement; violations of the Company’s policies against harassment of any kind or nature under federal, state or local laws or regulations; or repeated and flagrant breach of health or safety regulations as provided in the Company Handbook or other policy;

ii.          Employee’s conviction of (or plea of guilty or nolo contendere to) any felony involving dishonesty or moral turpitude;

iii.          Employee’s material breach of this Agreement or any other written agreement between the Company and Employee, if such breach is not cured (if curable) within thirty (30) days after written notice thereof by the Company to Employee; or

iv.          Employee’s failure adequately to perform Employee’s duties under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), after the Company has given notice to Employee and Employee has had thirty (30) days after written notice thereof by the Company to Employee in which to cure such deficiency if such deficiency is subject to cure.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company and shall not be a basis for a termination for Cause. For purposes of the foregoing definition, no act, or failure to act, on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company.

b.	For purposes of this Agreement, “Good Reason” will mean:

i.          a material reduction in Employee’s Base Salary;

ii.          the Company’s failure to pay a Bonus for which Employee has qualified based on the achievement of performance goals communicated to the Employee;

iii.          the Company’s failure to pay any portion of Employee’s annual Base Salary or Bonus within ten (10) days of the date such compensation is due;

iv.          the Company’s material breach of this Agreement or any other written agreement between the Company and the Employee;

v.          the relocation of Employee’s principal location of employment to a location more than twenty-five (25) miles from the initial location of their employment as detailed on Exhibit A hereto;

vi.          a material adverse change in Employee’s title, authority, duties or responsibilities (other than temporarily while Employee is physically or mentally incapacitated, or as required by applicable law);

vii.          a material adverse change in the reporting structure applicable to Employee; or

viii.          the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

To terminate Employee’s employment for Good Reason, Employee must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason, other than the circumstance described in subparagraph 4b viii above, within sixty (60) days of the existence of such grounds and the Company must have at least ten (10) business days from the date on which such notice is provided to cure such circumstances. If Employee does not provide notice to the Company of intent to terminate Employee’s employment for Good Reason within sixty (60) days after the occurrence of the applicable grounds, Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds.

c.          The Employment Period and Employee’s employment may be terminated by the Company for Cause, by Employee without Good Reason, or as a result of either Party electing to not renew this Agreement at the expiration of the then current term of the Employment Period, and Employee will be entitled to receive:

i.          any accrued but unpaid Base Salary and accrued but unused vacation and paid time off, which will be paid on the pay date immediately following the date of Employee’s termination in accordance with the Company’s customary payroll procedures and applicable law;

ii.          reimbursement for unreimbursed business expenses properly incurred by Employee, which will be subject to and paid in accordance with the Company’s expense reimbursement policy; and

iii.          COBRA benefits and any such other employee benefits, if any, to which Employee may be entitled under the Company’s employee benefit plans as of the date of Employee’s termination; provided that, in no event will Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Agreement.

Items 4(c)(i) through 4(c)(iii) are referred to collectively as the “Accrued Amounts.”

d.          The Employment Period and Employee’s employment may be terminated by the Company without Cause or by Employee for Good Reason. In the event of such termination, Employee will be entitled to receive the Accrued Amounts and, subject to Employee’s compliance with Exhibit C to this Agreement and Employee’s execution, within twenty-one (21) days following receipt, of a release of claims in favor of the Company, its affiliates, subsidiaries, shareholders, officers and directors and its and their successors and assigns in a reasonable and customary form that is provided by the Company (which release is not revoked by Employee if such release includes a revocation period), Employee will be entitled to receive the following:

i.          A lump sum payment equal to Employee’s Base Salary subject to applicable withholding, for a twelve (12) month period. If Employee terminates for Good Reason due to a material reduction in Employee’s Base Salary, the payment will be equal to Employee’s Base Salary prior to such reduction.);

ii.          A lump sum payment equal to the Bonus that Employee otherwise would have earned for the Bonus Period of Employee’s termination had no termination occurred, based on achievement of the applicable performance goals for such Bonus Period, less applicable withholding.; and

iii.          All vested rights of Employee under the Company’s equity incentive plan.

e.          Employee’s employment under this Agreement will terminate automatically upon Employee’s death during the Employment Period.  The Company may terminate Employee’s employment on account of Employee’s Disability. If Employee’s employment is terminated during the Employment Period on account of Employee’s death or Disability, Employee (or Employee’s estate and/or beneficiaries, as the case may be) will be entitled to receive the following:

i.          the Accrued Amounts;

ii.          a lump sum payment equal to the Pro Rata Bonus, if any, that Employee would have earned for the Bonus Period of Employee’s termination based on the achievement of applicable performance goals for such Bonus Period, which will be payable on the date that bonuses are paid to the Company’s similarly situated Employees, but in no event later than one hundred eighty (180) days following the date of Employee’s termination, provided however, that if Employee’s beneficiaries or estate are then entitled to payments from a life insurance policy the premiums of which were paid by Company, the bonus will be reduced by the amount of payments received or to be received by the beneficiaries or estate under such life insurance policy; and

iii.          All vested rights of Employee under the Company’s equity incentive plan

For purposes of this Agreement, “Disability” will mean Employee’s inability, due to physical or mental incapacity, to perform the essential functions of Employee’s job, with or without reasonable accommodation as then required by law, for (90) days out of any three hundred sixty-five (365) day period. Any question as to the existence of Employee’s Disability as to which Employee and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. The determination of Disability made in writing to the Company and Employee will be final and conclusive for all purposes of this Agreement. Notwithstanding any other provision contained herein, any payments made in connection with Employee’s Disability will be provided in a manner consistent with applicable law.  Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section, Employee will have no further rights to any compensation or any other benefits under this Agreement.

f.          Unless otherwise agreed to by the Employee and the Company, termination of Employee’s employment pursuant to this Agreement will be effective on the earliest of (i) thirty (30) days after Employee, for any reason, gives written notice to the Company of Employee’s termination without Good Reason, (ii) ten (10) business days after the Employee gives written notice to the Company of Employee’s termination for Good Reason, if the basis for such termination is not cured (to the extent curable) by the Company during such period; (iii) the day the Company gives written notice to Employee of Employee’s termination for Cause (provided that other required notices have been provided and cure periods elapsed related to such termination for Cause), and (iii) thirty (30) days after the Company, for any reason other than Cause, gives written notice to Employee of Employee’s termination. The notice of termination will specify the termination provision of this Agreement relied upon, and the facts and circumstances claimed to provide a basis for any termination for Cause or for Good Reason. If the Company terminates Employee’s employment for any reason other than Cause, (A) Employee (or Employee’s estate in the event of Employee’s death) will receive compensation through the 30-day notice period, and (B) the Company reserves the right to require that Employee not perform any services or report to work during the 30-day notice period.

g.          Upon termination of Employee’s employment for any reason, Employee will be deemed to have resigned from all positions that Employee holds as an officer of the Company and/or any of its affiliates.

5.          Restrictive Covenants. As a condition of Employee’s employment with the Company, Employee will enter into and abide by the Confidential Information, Inventions, Non- Solicit and Non-Compete Agreement attached as Exhibit C to this Agreement.

6.          Section 409A.

a.          This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

b.          Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the date of Employee’s termination or, if earlier, on Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with Employee’s original schedule.

c.          To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following:

i.          the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.          any reimbursement of an eligible expense will be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

iii.          any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

7.          Governing Law; Arbitration. This Agreement will be governed by the laws of the State of New Hampshire, without regard to its principles of conflicts of law. Other than as provided in the Company’s Confidential  Information, Inventions, Non-Solicit and Non-Compete Agreement to which Employee is subject, in the event the parties are unable to resolve any dispute arising out of or in connection with this Agreement through negotiation within thirty (30) calendar days after written notification by one Party to the other as to the existence and nature of such dispute (or such longer period as the parties may agree), the parties agree to submit the dispute to binding arbitration in Burlington, Vermont.  The arbitration will be by a single arbitrator experienced in employment matters acceptable to both parties. The arbitration will be governed by the rules of the American Arbitration Association Employment Arbitration Rules and Mediation Procedures and Due Process Protocol. Judgment upon the award will be in writing in form suitable for entry by any court having jurisdiction. The arbitrator will not be empowered to award damages in excess of actual damages, but will be empowered (not required) to require any Party to pay the reasonable attorneys’ fees and expenses and other arbitration costs of any other Party.   Unless the arbitrator awards fees and expenses of arbitration, the parties will each bear their own costs of arbitration and be jointly responsible for the costs of the arbitrator.

8.          Notices. Notices under this Agreement will be in writing, and will be effective when received by confirmed electronic mail or nationally recognized courier service, to the following addresses (or such other addresses as specified by the parties by like notice): if to the Company, to the attention of Jeffrey Peck, or its then current CEO, at the principal office of the Company; if to Employee, to the latest home address of Employee shown on the records of the Company. Refusal to accept delivery will be deemed receipt.  Notice by email will be effective upon receipt if confirmed by recognized courier service.  If notice is to the Company, additional notice will be provided to:  H. Kenneth Merritt, Jr., Esq., Merritt & Merritt, 60 Lake Street 2nd Floor, PO Box 5839, Burlington, VT 05402, kmerritt@merritt-merritt.com.  If notice is to Employee, additional notice will be sent to the individuals as provided on Exhibit A hereto.

9.          Entire Agreement. This Agreement and the other agreements contemplated herein, as well as the Company’s employee Handbook, policies and other plans then in effect, constitute the entire agreement between the parties with respect to the employment of Employee and supersede all prior or contemporaneous agreements whether written or oral.  To the extent the express terms of this Agreement conflict with any of the Company’s Handbook, policies and other plans, this Agreement will control.

10.          Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and the Company. No waiver by either of the parties of any breach by the other Party hereto or of any provision of this Agreement will be deemed a waiver of any other breach or provision at the same or any other time.

11.          Severability. Should any provision of this Agreement be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provisions, and this Agreement will be construed as if such invalid or unenforceable provision were not contained in this Agreement provided that the purpose of this Agreement may be maintained.

12.          Captions. The section headings of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to its section heading.

13.          Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Each Party agrees that this Agreement and any other documents to be delivered in connection with this Agreement may be electronically signed and delivered, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

14.          Successors and Assigns. This Agreement is personal to Employee and will not be assigned by Employee. Any purported assignment by Employee will be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement will inure to the benefit of the Company and permitted successors and assigns.

15.          Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.  Employee’s obligations under the Information, Inventions, Non-Solicit and Non-Compete Agreement will survive in accordance with its terms.

16.          Set-Off and Mitigation. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided under this Agreement will be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments, such set-off, counterclaim, or recoupment will not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied will remain an outstanding obligation of Employee and will be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee will not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as specifically provided in this Agreement under Section 4e.ii, the amount of any payment provided for pursuant to this Agreement will not be reduced by any compensation or benefit earned as a result of Employee’s other employment or otherwise.

17.          Acknowledgement. EMPLOYEE ACKNOWLEDGES AND AGREES THAT THEY HAVE FULLY READ, UNDERSTOOD AND VOLUNTARILY ENTERED INTO THIS AGREEMENT, AND THAT THEY HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

ACKNOWLEDGMENT OF ARBITRATION

EACH OF THE UNDERSIGNED UNDERSTANDS THAT THIS AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE.  AFTER SIGNING THIS DOCUMENT, EACH PARTY UNDERSTANDS THAT IT WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE THAT IS COVERED BY THE ARBITRATION AGREEMENT, UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL OR CIVIL RIGHTS.  INSTEAD, EACH PARTY AGREES TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

          IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

JOHN STARK ELECTIC, INC.

By:	/s/ John Sullivan
Name:	John Sullivan
Title:	CFO

EMPLOYEE:

/s/ John P. Comeau
Print Name: John P. Comeau